CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee(2)
MEDIUM-TERM NOTES, SERIES H, 1.250% NOTES DUE 2017	$750,000,000	$96,600
(1) Excludes accrued interest, if any.
(2) The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933.

PRICING SUPPLEMENT NO. 4	Filed Pursuant to Rule 424(b)(3)
Dated August 13, 2014 to	Registration No. 333-195039
PROSPECTUS SUPPLEMENT
Dated April 4, 2014 and
PROSPECTUS
Dated April 4, 2014
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES H, 1.250% NOTES DUE 2017

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series H, 1.250% Notes Due 2017
Format:	SEC Registered-Registration Statement Number 333-195039
Trade Date/Pricing Effective Time:	August 13, 2014
Settlement Date (Original Issue Date):
August 20, 2014, which is the fifth business day following the Trade Date. Accordingly, purchasers who wish to trade the Medium-Term Notes on the date hereof or the next business day will be required, because the Medium-Term Notes will not initially settle in T+3, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.

Maturity Date:	August 18, 2017
Principal Amount:	$750,000,000
Price to Public (Issue Price):	99.950%
Dealers' Commission:	0.250% (25 basis points) of the principal amount
All-in-price:	99.700%
Net Proceeds to Issuer:	$747,750,000
Coupon	1.250%
Yield to Maturity:	1.267%
Spread Multiplier:	N/A
Spread/Spread Multiplier Reset Option:	N/A
Optional Reset Dates (only applicable if option to reset spread or spread multiplier):	N/A

Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier):	N/A
Specified Currency:	U.S. Dollars
Option to Elect Payment in U.S. Dollars (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Authorized Denominations (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Historical Exchange Rate (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Maximum Interest Rate:	N/A
Minimum Interest Rate:	N/A
Interest Payment Dates:	Interest will be paid semi-annually on the 18th of February and August of each year, commencing February 18, 2015 (short first coupon) and ending on the Maturity Date
Stated Maturity Extension Option:	N/A
Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity):	N/A
Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity):	N/A
Original Issue Discount Note:	N/A
Total Amount of OID:	N/A
Terms of Amortizing Notes:	N/A
Redemption Date(s):	N/A
Redemption Price:	N/A
Repayment Date(s):	N/A
Repayment Price(s):	N/A
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Barclays Capital Inc. (22.00%)
Citigroup Global Markets Inc. (23.00%)
J.P. Morgan Securities LLC (22.00%)
Co-Managers:	ANZ Securities, Inc. (3.00%)
BBVA Securities Inc. (3.00%)
BNP Paribas Securities Corp. (3.00%)
Deutsche Bank Securities Inc. (3.00%)
HSBC Securities (USA) Inc. (3.00%)
Lloyds Securities Inc. (3.00%)
Loop Capital Markets LLC (3.00%)
RBC Capital Markets, LLC (3.00%)
TD Securities (USA) LLC (3.00%)
The Williams Capital Group, L.P. (3.00%)
U.S. Bancorp Investments, Inc. (3.00%)
Billing and Delivery Agent:	Citigroup Global Markets Inc.
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14912L6D8

Other Terms:	N/A
CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PROSPECTUS SUPPLEMENT. THE INTEREST RATES ON THE NOTES MAY BE CHANGED BY CATERPILLAR FINANCIAL SERVICES CORPORATION FROM TIME TO TIME, BUT ANY SUCH CHANGE WILL NOT AFFECT THE INTEREST RATE ON ANY NOTES OFFERED PRIOR TO THE EFFECTIVE DATE OF THE CHANGE.

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